Exhibit 99.1

FOR IMMEDIATE RELEASE	Media:	Investor Relations:
February 21, 2023	Gary Chapman	Ivan Marcuse
The Woodlands, TX	(281) 719-4324	(281) 719-4637
NYSE: HUN

Huntsman Announces Fourth Quarter 2022 Earnings;

Approximately $1.2 Billion in Buybacks and Dividends in 2022;

Huntsman Board Approves 12% Dividend Increase

Fourth Quarter and Recent Highlights

•	Fourth quarter 2022 net loss of $91 million compared to net income of $597 million in the prior year period; fourth quarter 2022 diluted loss per share of $0.48 compared to diluted earnings per share of $2.73 in the prior year period.

•	Fourth quarter 2022 adjusted net income of $8 million compared to adjusted net income of $195 million in the prior year period; fourth quarter 2022 adjusted diluted earnings per share of $0.04 compared to adjusted diluted earnings per share of $0.89 in the prior year period.

•	Fourth quarter 2022 adjusted EBITDA of $87 million compared to adjusted EBITDA of $327 million in the prior year period.

•	Fourth quarter 2022 net cash provided by operating activities from continuing operations was $297 million. Free cash flow from continuing operations was $211 million for the fourth quarter 2022 compared to free cash flow from continuing operations of $648 million in the prior year period.

•	Repurchased approximately 9.1 million shares for approximately $250 million in the fourth quarter 2022.

•	On February 17, 2023, the Board approved a 12% increase to the quarterly dividend.

•	Huntsman has secured all regulatory approvals required to complete the sale of its Textile Effects division to Archroma, a portfolio company of SK Capital Partners. The transaction is expected to close on February 28, 2023. Huntsman expects the net after tax cash proceeds to be approximately $540 million before customary post-closing adjustments.

	Three months ended		Twelve months ended
	December 31,		December 31,
In millions, except per share amounts	2022	2021	2022	2021
Revenues	$1,650	$2,112	$8,023	$7,670
Net (loss) income attributable to Huntsman Corporation	$(91)	$597	$460	$1,045
Adjusted net income (1)	$8	$195	$636	$726
Diluted (loss) income per share	$(0.48)	$2.73	$2.27	$4.72
Adjusted diluted income per share(1)	$0.04	$0.89	$3.13	$3.28
Adjusted EBITDA(1)	$87	$327	$1,155	$1,246
Net cash provided by operating activities from continuing operations	$297	$733	$892	$915
Free cash flow from continuing operations(2)	$211	$648	$620	$589

See end of press release for footnote explanations and reconciliations of non-GAAP measures.

THE WOODLANDS, Texas – Huntsman Corporation (NYSE: HUN) today reported fourth quarter 2022 results with revenues of $1,650 million, net loss of $91 million, adjusted net income of $8 million and adjusted EBITDA of $87 million.

Peter R. Huntsman, Chairman, President, and CEO, commented:

“In 2022 we delivered almost $1.2 billion of adjusted EBITDA and Free Cash Flow of over $600 million. We increased our dividend and in total returned approximately $1.2 billion to shareholders. We made great progress in our cost reduction programs to offset historically high inflation and energy costs and strengthen our core businesses. We also announced the agreement to sell our Textile Effects business, which we expect to be completed at the end of this month.

“Turning to 2023, we are optimistic that destocking will end in the first part of 2023 and fundamentals in our businesses will begin to modestly improve as we move through the year, but visibility into the second half is still low. We are seeing some green shoots in areas like China, automotive, and aerospace, but construction demand globally is still under pressure. Regardless of how much demand improves through the year, we will remain focused on delivering our previously announced cost reduction programs, returning cash to shareholders, and looking for strategic investments to improve our core business while maintaining a strong balance sheet. We look forward to updating you of our progress as we move through 2023.”

Segment Analysis for 4Q22 Compared to 4Q21

Polyurethanes

The decrease in revenues in our Polyurethanes segment for the three months ended December 31, 2022 compared to the same period of 2021 was primarily due to lower sales volumes and the negative impact of weaker major international currencies against the U.S. dollar, partially offset by higher MDI local prices. Sales volumes decreased primarily due to lower demand, particularly in our European and American regions. The decrease in segment adjusted EBITDA was primarily due to lower sales volumes, lower MDI margins, the negative impact of weaker major international currencies against the U.S. dollar and lower equity earnings from our minority-owned joint venture in China, partially offset by lower fixed costs.

Performance Products

The decrease in revenues in our Performance Products segment for the three months ended December 31, 2022 compared to the same period of 2021 was primarily due to lower sales volumes, partially offset by higher average selling prices. Sales volumes decreased due primarily to lower demand for certain products. Average selling prices increased primarily due to commercial excellence programs and in response to an increase in raw material costs. The decrease in segment adjusted EBITDA was primarily due to lower sales volumes.

Advanced Materials

The decrease in revenues in our Advanced Materials segment for the three months ended December 31, 2022 compared to the same period of 2021 was primarily due to lower sales volumes, partially offset by higher average selling prices. Sales volumes decreased primarily due to deselection of lower margin business and lower customer demand in industrial markets, partially offset by higher demand in our Aerospace market. Average selling prices increased largely in response to higher raw material, energy, and logistics costs as well as improved sales mix. The decrease in segment adjusted EBITDA was primarily due to lower sales volumes, partially offset by higher sales prices and improved sales mix.

Corporate, LIFO and other

For the three months ended December 31, 2022, adjusted EBITDA from Corporate and other was a loss of $52 million as compared to a loss of $50 million for the same period of 2021.

Liquidity and Capital Resources

During the three months ended December 31, 2022, our free cash flow from continuing operations was $211 million as compared to $648 million in the same period of 2021. As of December 31, 2022, we had approximately $1.8 billion of combined cash and unused borrowing capacity.

During the three months ended December 31, 2022, we spent $86 million on capital expenditures for continuing operations as compared to $85 million in the same period of 2021. For the year ended December 31, 2022, we spent $272 million on capital expenditures. For 2023, we expect to spend between $240 million to $250 million on capital expenditures.

Income Taxes

In 2022, our adjusted effective tax rate was 20%. We expect our 2023 adjusted effective tax rate to be approximately 24% to 26%. We expect our long-term adjusted effective tax rate to be approximately 22% to 24%.

Earnings Conference Call Information

We will hold a conference call to discuss our fourth quarter 2022 financial results on Tuesday, February 21, 2023 at 10:00 a.m. ET.

Webcast link: https://event.choruscall.com/mediaframe/webcast.html?webcastid=t1RioKDV

Participant dial-in numbers:

Domestic callers:            (877) 402-8037

International callers:      (201) 378-4913

The conference call will be accompanied by presentation slides that will be accessible via the webcast link and Huntsman’s investor relations website, www.huntsman.com/investors. Upon conclusion of the call, the webcast replay will be accessible via Huntsman’s website.

Upcoming Conferences

During the first quarter 2023, a member of management is expected to present at:

Alembic Global Advisors Deer Valley Chemical Conference on March 2, 2023

Goldman Sachs Chemical Intensity Day on March 20, 2023

A webcast of the presentation, if applicable, along with accompanying materials will be available at www.huntsman.com/investors.

Table 1 – Results of Operations

	Three months ended		Twelve months ended
	December 31,		December 31,
In millions, except per share amounts	2022	2021	2022	2021
Revenues	$1,650	$2,112	$8,023	$7,670
Cost of goods sold	1,460	1,689	6,477	6,086
Gross profit	190	423	1,546	1,584
Operating expenses, net	167	216	788	813
Restructuring, impairment and plant closing costs	50	6	86	40
Operating (loss) income	(27)	201	672	731
Interest expense, net	(16)	(15)	(62)	(67)
Equity in income of investment in unconsolidated affiliates	12	25	67	143
Fair value adjustments to Venator investment, net	(3)	-	(12)	(28)
Loss on early extinguishment of debt	-	-	-	(27)
(Costs) income associated with the Albemarle Settlement, net	(3)	465	(3)	465
Other income, net	12	8	35	29
(Loss) income from continuing operations before income taxes	(25)	684	697	1,246
Income tax expense	(31)	(90)	(186)	(191)
(Loss) income from continuing operations	(56)	594	511	1,055
(Loss) income from discontinued operations, net of tax(3)	(18)	13	12	49
Net (loss) income	(74)	607	523	1,104
Net income attributable to noncontrolling interests, net of tax	(17)	(10)	(63)	(59)
Net (loss) income attributable to Huntsman Corporation	$(91)	$597	$460	$1,045

Adjusted EBITDA(1)	$87	$327	$1,155	$1,246
Adjusted net income(1)	$8	$195	$636	$726

Basic (loss) income per share	$(0.48)	$2.76	$2.29	$4.77
Diluted (loss) income per share	$(0.48)	$2.73	$2.27	$4.72
Adjusted diluted income per share(1)	$0.04	$0.89	$3.13	$3.28

Common share information:
Basic weighted average shares	189	216	201	219
Diluted weighted average shares	189	219	203	221
Diluted shares for adjusted diluted income per share	190	219	203	221

See end of press release for footnote explanations.

Table 2 – Results of Operations by Segment

	Three months ended			Twelve months ended
	December 31,		Better /	December 31,		Better /
In millions	2022	2021	(Worse)	2022	2021	(Worse)
Segment Revenues:
Polyurethanes	$1,071	$1,393	(23)%	$5,067	$5,019	1%
Performance Products	307	410	(25)%	1,713	1,485	15%
Advanced Materials	278	317	(12)%	1,277	1,198	7%
Total Reportable Segments' Revenue	1,656	2,120	(22)%	8,057	7,702	5%
Intersegment Eliminations	(6)	(8)	n/m	(34)	(32)	n/m
Total Revenues	$1,650	$2,112	(22)%	$8,023	$7,670	5%

Segment Adjusted EBITDA(1):
Polyurethanes	$37	$218	(83)%	$628	$879	(29)%
Performance Products	61	105	(42)%	469	359	31%
Advanced Materials	41	54	(24)%	233	204	14%
Total Reportable Segments' Adjusted EBITDA(1)	139	377	(63)%	1,330	1,442	(8)%
Corporate, LIFO and other	(52)	(50)	(4)%	(175)	(196)	11%
Total Adjusted EBITDA(1)	$87	$327	(73)%	$1,155	$1,246	(7)%

n/m = not meaningful

See end of press release for footnote explanations.

Table 3 – Factors Impacting Sales Revenue

		Three months ended
	December 31, 2022 vs. 2021
	Average Selling Price(a)
	Local	Exchange	Sales	Sales Mix
	Currency	Rate	Volume(b)	& Other	Total
Polyurethanes	5%	(6)%	(22)%	0%	(23)%
Performance Products	10%	(3)%	(32)%	0%	(25)%
Advanced Materials	13%	(7)%	(28)%	10%	(12)%

		Twelve months ended
	December 31, 2022 vs. 2021
	Average Selling Price(a)
	Local	Exchange	Sales	Sales Mix
	Currency	Rate	Volume(b)	& Other	Total
Polyurethanes	16%	(5)%	(10)%	0%	1%
Performance Products	27%	(3)%	(11)%	2%	15%
Advanced Materials	20%	(5)%	(19)%	11%	7%

(a)	Excludes sales from tolling arrangements, by-products and raw materials.
(b)	Excludes sales from by-products and raw materials.

Table 4 – Reconciliation of U.S. GAAP to Non-GAAP Measures

			Income Tax		Net		Diluted (Loss) Income
	EBITDA		(Expense) Benefit		(Loss) Income		Per Share
	Three months ended		Three months ended		Three months ended		Three months ended
	December 31,		December 31,		December 31,		December 31,
In millions, except per share amounts	2022	2021	2022	2021	2022	2021	2022	2021
Net (loss) income	$(74)	$607			$(74)	$607	$(0.39)	$2.77
Net income attributable to noncontrolling interests	(17)	(10)			(17)	(10)	(0.09)	(0.04)
Net income attributable to Huntsman Corporation	(91)	597			(91)	597	(0.48)	2.73
Interest expense,net from continuing operations	16	15
Income tax expense from continuing operations	31	90	$(31)	$(90)
Income tax expense from discontinued operations(3)	5	3
Depreciation and amortization from continuing operations	74	73
Depreciation and amortization from discontinued operations (3)	1	4
Business acquisition and integration expenses and purchase accounting inventory adjustments	1	3	1	(2)	2	1	0.01	-
Income associated with the Albemarle Settlement, net	-	(465)	-	55	-	(410)	-	(1.87)
EBITDA / Loss (income) from discontinued operations, net of tax (3)	12	(20)	N/A	N/A	18	(13)	0.10	(0.06)
Establishment of significant deferred tax asset valuation allowance (4)	-	-	49	-	49	-	0.26	-

Gain on sale of businesses/assets	(27)	-	6	(1)	(21)	(1)	(0.11)	-
Income from transition services arrangements	-	(2)	-	1	-	(1)	-	-
Fair value adjustments to Venator investment, net	3	-	-	-	3	-	0.02	-
Certain legal and other settlements and related (income) expenses	(8)	3	2	-	(6)	3	(0.03)	0.01
Certain non-recurring information technology project implementation costs	1	2	-	(1)	1	1	0.01	-
Amortization of pension and postretirement actuarial losses	17	18	(4)	(3)	13	15	0.07	0.07
Restructuring, impairment and plant closing and transition costs	52	9	(12)	(3)	40	6	0.21	0.03
Plant incident remediation credits	-	(3)	-	-	-	(3)	-	(0.01)
Adjusted(1)	$87	$327	$11	$(44)	$8	$195	$0.04	$0.89
Adjusted income tax (benefit) expense(1)					$(11)	$44
Net income attributable to noncontrolling interests, net of tax					17	10
Adjusted pre-tax income (1)					$14	$249
Adjusted effective tax rate(5)					N/M	18%
Effective tax rate					N/M	13%

			Income Tax				Diluted Income
	EBITDA		(Expense) Benefit		Net Income		Per Share
	Twelve months ended		Twelve months ended		Twelve months ended		Twelve months ended
	December 31,		December 31,		December 31,		December 31,
In millions, except per share amounts	2022	2021	2022	2021	2022	2021	2022	2021
Net income	$523	$1,104			$523	$1,104	$2.58	$4.99
Net income attributable to noncontrolling interests	(63)	(59)			(63)	(59)	(0.31)	(0.27)
Net income attributable to Huntsman Corporation	460	1,045			460	1,045	2.27	4.72
Interest expense, net from continuing operations	62	67
Income tax expense from continuing operations	186	191	$(186)	$(191)
Income tax expense from discontinued operations(3)	19	21
Depreciation and amortization from continuing operations	281	278
Depreciation and amortization from discontinued operations (3)	12	18
Business acquisition and integration expenses and purchase accounting inventory adjustments	12	22	(2)	(6)	10	16	0.05	0.07
Costs (income) associated with the Albemarle Settlement, net	3	(465)	(1)	55	2	(410)	0.01	(1.85)
EBITDA / Income from discontinued operations, net of tax (3)	(43)	(88)	N/A	N/A	(12)	(49)	(0.06)	(0.22)
Establishment of significant deferred tax asset valuation allowance (4)	-	-	49	-	49	-	0.24	-

Gain on sale of businesses/assets	-	(30)	-	3	-	(27)	-	(0.12)
Income from transition services arrangements	(2)	(8)	-	2	(2)	(6)	(0.01)	(0.03)
Fair value adjustments to Venator investment,net	12	28	-	-	12	28	0.06	0.13
Loss on early extinguishment of debt	-	27	-	(6)	-	21	-	0.09
Certain legal and other settlements and related expenses	7	13	(2)	(3)	5	10	0.02	0.05
Certain non-recurring information technology project implementation costs	5	8	(1)	(2)	4	6	0.02	0.03
Amortization of pension and postretirement actuarial losses	49	74	(11)	(16)	38	58	0.19	0.26
Restructuring, impairment and plant closing and transition costs	96	45	(23)	(11)	73	34	0.36	0.15
Plant incident remediation credits	(4)	-	1	-	(3)	-	(0.01)	-
Adjusted(1)	$1,155	$1,246	$(176)	$(175)	$636	$726	$3.13	$3.28
Adjusted income tax expense(1)					$176	$175
Net income attributable to noncontrolling interests, net of tax					63	59
Adjusted pre-tax income(1)					$875	$960
Adjusted effective tax rate(5)					20%	18%
Effective tax rate					27%	15%

N/A = not applicable

See end of press release for footnote explanations.

Table 5 – Selected Balance Sheet Items

	December 31,	December 31,
In millions	2022	2021
Cash	$654	$1,041
Accounts and notes receivable, net	834	1,015
Inventories	995	1,038
Receivable associated with the Albemarle Settlement	-	333
Other current assets	190	155
Current assets held for sale (3)	472	346
Property, plant and equipment, net	2,377	2,443
Other noncurrent assets	2,698	2,839
Noncurrent assets held for sale (3)	-	182
Total assets	$8,220	$9,392

Accounts payable	$961	$1,114
Other current liabilities	480	762
Current portion of debt	66	12
Current liabilities held for sale (3)	194	163
Long-term debt	1,671	1,538
Other noncurrent liabilities	1,008	1,093
Noncurrent liabilities held for sale (3)	-	151
Huntsman Corporation stockholders’ equity	3,624	4,378
Noncontrolling interests in subsidiaries	216	181
Total liabilities and equity	$8,220	$9,392

Table 6 – Outstanding Debt

	December 31,	December 31,
In millions	2022	2021
Debt:
Revolving credit facility	$55	$-
Accounts receivable programs	166	-
Senior notes	1,455	1,473
Variable interest entities	35	45
Other debt	26	32
Total debt - excluding affiliates	1,737	1,550

Total cash	654	1,041
Net debt - excluding affiliates(6)	$1,083	$509

See end of press release for footnote explanations.

Table 7 – Summarized Statement of Cash Flows

	Three months ended		Twelve months ended
	December 31,		December 31,
In millions	2022	2021	2022	2021
Total cash at beginning of period	$515	$505	$1,041	$1,593
Net cash provided by operating activities from continuing operations	297	733	892	915
Net cash used in operating activities from discontinued operations	13	57	22	37
Net cash used in investing activities	(84)	(78)	(260)	(508)
Net cash provided by investing activities from discontinued operations (3)	(7)	(7)	(19)	(16)
Net cash used in financing activities	(89)	(168)	(994)	(977)
Effect of exchange rate changes on cash	9	(1)	(28)	(3)
Total cash at end of period	$654	$1,041	$654	$1,041

Free cash flow from continuing operations(2):
Net cash provided by operating activities from continuing operations	$297	$733	$892	$915
Capital expenditures	(86)	(85)	(272)	(326)
Free cash flow from continuing operations	211	648	620	589

Supplemental cash flow information:
Cash paid for interest	$(25)	$(25)	$(66)	$(82)
Cash paid for income taxes	(23)	(23)	(194)	(106)
Cash paid for restructuring and integration	(12)	(4)	(56)	(32)
Cash paid for pensions	(10)	(8)	(48)	(53)
Depreciation and amortization from continuing operations	74	73	281	278
Change in primary working capital:
Accounts and notes receivable	$206	$22	$146	$(313)
Inventories	122	(72)	(6)	(342)
Accounts payable	29	212	(84)	346
Total change in primary working capital	$357	$162	$56	$(309)

See end of press release for footnote explanations.

Footnotes

(1)	We use adjusted EBITDA to measure the operating performance of our business and for planning and evaluating the performance of our business segments. We provide adjusted net income because we feel it provides meaningful insight for the investment community into the performance of our business. We believe that net income (loss) is the performance measure calculated and presented in accordance with generally accepted accounting principles in the U.S. (“GAAP”) that is most directly comparable to adjusted EBITDA and adjusted net income (loss). Additional information with respect to our use of each of these financial measures follows:

Adjusted EBITDA, adjusted net income (loss) and adjusted diluted income (loss) per share, as used herein, are not necessarily comparable to other similarly titled measures of other companies.

Adjusted EBITDA is computed by eliminating the following from net income (loss): (a) net income attributable to noncontrolling interests, net of tax; (b) interest; (c) income taxes; (d) depreciation and amortization; (e) amortization of pension and postretirement actuarial losses (gains); (f) restructuring, impairment and plant closing and transition costs (credits); and further adjusted for certain other items set forth in the reconciliation of net income (loss) to adjusted EBITDA in Table 4 above.

Adjusted net income (loss) and adjusted diluted income (loss) per share are computed by eliminating the after tax impact of the following items from net income (loss): (a) net income attributable to noncontrolling interest; (b) amortization of pension and postretirement actuarial losses (gains); (c) restructuring, impairment and plant closing and transition costs (credits); and further adjusted for certain other items set forth in the reconciliation of net income (loss) to adjusted net income (loss) in Table 4 above. The income tax impacts, if any, of each adjusting item represent a ratable allocation of the total difference between the unadjusted tax expense and the total adjusted tax expense, computed without consideration of any adjusting items using a with and without approach.

We may disclose forward-looking adjusted EBITDA because we cannot adequately forecast certain items and events that may or may not impact us in the near future, such as business acquisition and integration expenses and purchase accounting inventory adjustments, certain legal and other settlements and related expenses, gains on sale of businesses/assets and certain tax only items, including tax law changes not yet enacted. Each of such adjustment has not yet occurred, is out of our control and/or cannot be reasonably predicted. In our view, our forward-looking adjusted EBITDA represents the forecast net income on our underlying business operations but does not reflect any adjustments related to the items noted above that may occur and can cause our adjusted EBITDA to differ.

(2)	Management internally uses free cash flow measure: (a) to evaluate our liquidity, (b) evaluate strategic investments, (c) plan stock buyback and dividend levels and (d) evaluate our ability to incur and service debt. Free cash flow is defined as net cash provided by operating activities less capital expenditures. Free cash flow is not a defined term under U.S. GAAP, and it should not be inferred that the entire free cash flow amount is available for discretionary expenditures.

(3)	During the third quarter 2022, we entered into an agreement to sell our Textile Effects business, which is now reported as discontinued operations on the income and cash flow statements and held for sale on the balance sheet.

(4)	During the fourth quarter 2022, we established a $49 million significant deferred tax asset valuation allowance in The Netherlands. We eliminated the effect of this significant change in deferred tax asset valuation allowances from our presentation of adjusted net income to allow investors to better compare our ongoing financial performance from period to period.

(5)	We believe adjusted effective tax rate provides improved comparability between periods through the exclusion of certain items that management believes are not indicative of the businesses’ operational profitability and that may obscure underlying business results and trends. In our view, effective tax rate is the performance measure calculated and presented in accordance with U.S. GAAP that is most directly comparable to adjusted effective tax rate. The reconciliation of historical adjusted effective tax rate and effective tax rate is set forth in Table 4 above. Please see the reconciliation of our net income to adjusted net income in Table 4 for details regarding the tax impacts of our non-GAAP adjustments.

Our forward-looking adjusted effective tax rate is calculated based on our forecast effective tax rate, and the range of our forward-looking adjusted effective tax rate equals the range of our forecast effective tax rate. We disclose forward-looking adjusted effective tax rate because we cannot adequately forecast certain items and events that may or may not impact us in the near future, such as business acquisition and integration expenses and purchase accounting inventory adjustments, certain legal and other settlements and related expenses, gains on sale of businesses/assets and certain tax only items, including tax law changes not yet enacted. Each of such adjustment has not yet occurred, is out of our control and/or cannot be reasonably predicted. In our view, our forward-looking adjusted effective tax rate represents the forecast effective tax rate on our underlying business operations but does not reflect any adjustments related to the items noted above that may occur and can cause our effective tax rate to differ.

(6)	Net debt is a measure we use to monitor how much debt we have after taking into account our total cash. We use it as an indicator of our overall financial position, and calculate it by taking our total debt, including the current portion, and subtracting total cash.

About Huntsman:

Huntsman Corporation is a publicly traded global manufacturer and marketer of differentiated and specialty chemicals with 2022 revenues of approximately $8 billion from our continuing operations. Our chemical products number in the thousands and are sold worldwide to manufacturers serving a broad and diverse range of consumer and industrial end markets. We operate more than 60 manufacturing, R&D and operations facilities in approximately 30 countries and employ approximately 7,000 associates within our continuing operations. For more information about Huntsman, please visit the company's website at www.huntsman.com.

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Forward-Looking Statements:

This press release includes "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements include statements concerning our plans, objectives, goals, strategies, future events, future revenue or performance, capital expenditures, financing needs, plans or intentions relating to acquisitions, divestitures or strategic transactions, including the sale of the Textile Effects Division, business trends and any other information that is not historical information. When used in this press release, the words "estimates," "expects," "anticipates," "likely," "projects," "outlook," "plans," "intends," "believes," "forecasts," or future or conditional verbs, such as "will," "should," "could" or "may," and variations of such words or similar expressions are intended to identify forward-looking statements. These forward-looking statements, including, without limitation, management's examination of historical operating trends and data, are based upon our current expectations and various assumptions and beliefs. In particular, such forward-looking statements are subject to uncertainty and changes in circumstances and involve risks and uncertainties that may affect the Company's operations, markets, products, prices and other factors as discussed in the Company's filings with the Securities and Exchange Commission (the "SEC"). Significant risks and uncertainties may relate to, but are not limited to, increased energy costs in Europe, inflation and resulting monetary tightening in the US, geopolitical instability, ongoing impact of COVID-19 on our operations and financial results, volatile global economic conditions, cyclical and volatile product markets, disruptions in production at manufacturing facilities, timing of proposed transactions including the sale of our Textile Effects business, reorganization or restructuring of the Company's operations, including any delay of, or other negative developments affecting the ability to implement cost reductions and manufacturing optimization improvements in the Company's businesses and to realize anticipated cost savings, and other financial, operational, economic, competitive, environmental, political, legal, regulatory and technological factors. Any forward-looking statement should be considered in light of the risks set forth under the caption "Risk Factors" in our Annual Report on Form 10-K for the year ended December 31, 2022, which may be supplemented by other risks and uncertainties disclosed in any subsequent reports filed or furnished by the Company from time to time. All forward-looking statements apply only as of the date made. Except as required by law, the Company undertakes no obligation to update or revise forward-looking statements to reflect events or circumstances that arise after the date made or to reflect the occurrence of unanticipated events.